Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and among Vertis, Inc. (the “Company”), Vertis Holdings, Inc. (“Holdings”) and Michael DuBose (the “Executive”) is effective as of November 28, 2006 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, in the capacities and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, it is hereby agreed as follows:

1.                   EMPLOYMENT AT WILL.  The employment of the Executive by the Company shall be at will and shall be terminable by either party upon 30 days’ prior written notice or as otherwise set forth in Section 4. The provisions of Sections 4 and 5 shall govern the consequences of any termination of the Executive’s employment.

2.                   POSITION AND DUTIES.

(a)              During his employment with the Company, the Executive shall serve as the Chief Executive Officer of the Company and Holdings and Chairman of the Board of Directors of the Company (the “Board”) and of Holdings, and shall perform such duties and have such responsibilities as are customarily assigned to such position and other duties assigned to him by the Board which are commensurate with such position, and shall also perform or hold such other duties and responsibilities with respect to the Company or its subsidiaries not inconsistent therewith as may from time to time be assigned to him by the Board. The Executive will report directly to the Board.

(b)              During his employment with the Company, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use all reasonable efforts to carry out his responsibilities faithfully and efficiently. However, the Executive may serve on corporate, industry, civic or charitable boards or committees, so long as these activities do not materially interfere with the performance of the Executive’s responsibilities to the Company.  It is further agreed that Executive may, through May 2009, continue to provide those services, if any, requested by the Board of Directors of Aftermarket Technology Corp. pursuant to the Amended and Restated Employment Agreement of July 1, 2002.  The Executive represents that such services will not interfere with the Executive’s ability to perform his duties to the Company.

3.               COMPENSATION.

(a)               BASE SALARY.  During his employment with the Company, the Executive shall receive an annual base salary of $750,000, as adjusted by the Board from time to time as set forth below (the “Annual Base Salary”). The Annual Base Salary shall be paid in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. The Annual Base Salary shall be reviewed for adjustment by the Board at least annually during the Executive’s employment with the Company, with such review to occur as soon as practicable each year after the Company’s release of audited financial statements for the prior year.

(b)               ANNUAL CASH BONUS.  For fiscal years during the Executive’s employment with the Company, the Executive shall participate in an annual cash incentive compensation plan (currently the Company’s Management Incentive Compensation Plan), as adopted and approved by the Board from time to time, with applicable corporate and individual performance targets and maximum award amounts determined by the Board. The target bonus of the Executive pursuant to the annual cash incentive compensation plan shall be determined in accordance with the Management Incentive Compensation Plan (or the applicable replacement or successor plan) with respect to each such fiscal year, but said target bonus shall be set at a level at least equal to seventy-five percent (75%) of the Annual Base Salary.  Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives and will be subject to the terms and conditions of the applicable annual cash incentive compensation plan.

(c)             LONG-TERM INCENTIVE COMPENSATION.  During the Executive’s employment with the Company, the Executive shall be eligible to receive long-term equity incentive compensation awards (which may consist of stock options or other types of awards, as determined by the Board in its discretion) pursuant to the Company’s equity incentive compensation plans and programs in effect from time to time. These awards shall be granted in the discretion of the Board, shall include such terms and conditions (including performance objectives) as the Board deems appropriate, and shall be subject to such other agreements affecting the capital securities of the Company as the Board may determine to be appropriate.  However, said other agreements shall specify that Executive is entitled to receive, as soon as practicable after execution of this Agreement, an initial grant of 600,000 shares of restricted stock.  Further, the Company and Executive agree that any such other agreements relating to the award to the Executive of restricted stock shall provide (i) that the Executive may make an election pursuant to Section 83(b) of the Internal Revenue Code to recognize as ordinary income an amount equal to the fair market value of the restricted stock as of the date of transfer and (ii) that the Company shall be responsible for the reasonable cost of obtaining a valuation of the fair market value of the restricted stock as of the date of transfer.

(d)            OTHER BENEFITS.  During the Executive’s employment with the Company, the Executive shall be eligible to participate in the retirement, welfare benefit, and fringe benefit plans, practices, policies and programs of the Company (including any medical, prescription, dental, disability, life insurance, accidental death and travel accident insurance plans and programs maintained by the Company) to the same extent, and subject to substantially the same terms and conditions, as these arrangements are made available generally to the senior officers of the Company. During the Executive’s employment with the Company, the Company shall also maintain for the benefit of the Executive the additional long-term disability insurance coverage described in Section 5(b). In addition to the health coverage provided above, the Company shall purchase and maintain through December 31, 2014 a single family policy equivalent in all material aspects to the Company’s health coverage, except with deductibles of $2,500 per person per annum and subject to such coverage exclusions as may be applied by the insurer based on its underwriting and other market policy terms to act as a secondary policy to the Company’s health coverage. However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare.

(e)             VACATION; EXPENSES.  The Executive shall be entitled to 4 weeks annual paid executive leave in accordance with the provisions of the Company’s executive leave policy as in effect from time to time, which shall be taken at times selected by the Executive with due regard for the business needs of the Company. The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with the Company’s usual policies.

(f)             RELOCATION; TEMPORARY HOUSING.  The Executive shall be reimbursed (upon presentation of appropriate documentation) for reasonable commuting, moving and other cost-of-relocation expenses incurred by the Executive in relocating to Executive’s principal employment location.  The Executive will be reimbursed for reasonable costs incurred in traveling between his principal employment location and other employment locations in accordance with the Company’s existing reimbursement policies (including amounts expended for meals and lodging at other employment locations).  It is understood that on or before September 30, 2007 (the “Relocation Date”), the Executive’s principal employment location shall be Williams, Oregon.  After the Relocation Date, the Executive’s principal employment location shall be that Company office as to which agreement is reached by the Company and the Executive by September 30, 2007 (the “Post-September 30, 2007 Principal Employment Location”)  and, as soon as is reasonably practicable after the Relocation Date or such other date, not later than the first anniversary of the Executive’s commencement of employment with the Company, as may be agreed upon by the Board, the Executive shall change his principal place of residence to the metropolitan area encompassing the Post-September 30, 2007 Principal Employment Location.  The above-described reimbursement shall also include any incremental tax liability incurred by the Executive with respect to the reimbursements for relocation costs and traveling costs, so that the Executive is in the same tax position he would have been in if such reimbursement were not subject to income tax, provided, however, that, after the Relocation Date, the Executive shall not be reimbursed for incremental tax liability attributable to reimbursement for amounts expended for meals and lodging. Upon termination other than a Termination for Cause or by the Executive without Good Reason , the Executive will be reimbursed for the reasonable cost-of-relocation expenses by the Executive in relocating back to Williams, Oregon.

4.                  TERMINATION OF EMPLOYMENT.

(a)               DEATH OR DISABILITY.  The Executive’s employment shall terminate automatically upon the Executive’s death during his employment with the Company. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability. “Disability” means that (1) the Executive is permanently disabled within the meaning of the long-term disability plan of the Company in which the Executive participates and as to rights under the supplemental long-term disability coverage described in section 5(b) the definition therein or (2) if there are no such plan(s) in effect, that (i) the Executive has been absent from the full-time performance of the Executive’s duties with the Company for a period of 120 days, (ii) the Company shall have given the Executive a notice of termination for Disability, and (iii) within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties. The effective date of any such termination for Disability shall be (A) in the case of a termination pursuant to clause (1), the date on which the Executive is determined to be disabled for purposes of such plan(s) or, in the case of a termination pursuant to clause (2), the date which is 30 days following the notice of termination for Disability (either such date, the “Disability Effective Time”).

(b)           TERMINATION BY THE COMPANY.

(i)              The Company may terminate the Executive’s employment with the Company for Cause or without Cause. Except as set forth in Section 4(b)(ii), “Cause” shall mean (i) gross negligence or willful misconduct by the Executive in connection with the performance of his duties hereunder that is materially injurious to the Company, monetarily or otherwise, (ii) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct or (iii) material violation by the Executive of the provisions of Section 6 of this Agreement, unless, in the case of clauses (i) or (iii), the event constituting Cause is curable and has been cured by the Executive within ten business days of his receipt of written notice from the Company that an event constituting Cause has occurred and specifying in reasonable detail the actions required to effect a cure.

(ii)             Notwithstanding the provisions of Section 4(b)(i), following a Change in Control (as defined herein), “Cause” shall only mean (A) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or (B) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. For purposes of this Section 4(b), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed, or omitted by the Executive in bad faith.

(iii)            A termination of the Executive’s employment for Cause shall require a vote of a majority of the Board. Following a Change in Control a termination of the Executive’s employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures. The Board shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive’s termination for Cause. The Special Board Meeting for Cause must take place not less than thirty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive’s termination for Cause shall be effective when a resolution is duly adopted at the Special Board Meeting for Cause stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under the applicable provision of this Agreement.

(c)           TERMINATION BY THE EXECUTIVE.

(i)            The Executive may terminate employment with the Company for Good Reason or without Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s consent (other than in connection with an event constituting Cause): (a) any action by the Company which results in a significant diminution in the Executive’s position, authority, duties or responsibilities as contemplated by this Agreement; (b) a reduction in the Executive’s Annual Base Salary or the Executive’s annual cash bonus opportunity under the Management Incentive Compensation Plan (or a successor plan) or a failure by the Company to timely pay any portion of the Executive’s current or deferred compensation; (c) the Company requiring the Executive to be based at an office that is greater than 50 miles from where the Executive’s office is located at such time except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to a Change in Control; or (d) the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company an express written assumption and agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place unless, in each case, such action is remedied by the Company within ten business days after receipt of a Notice of Termination for Good Reason (as defined below) given by the Executive.  In the event the Company relocates its headquarters pursuant to the recommendation of the Executive, the terms of subsection 4(c)(i)(c) shall not apply to such relocation.

(ii)           Except in the case of a Limited Change in Control (as defined in Section 5(d) hereof) the Executive shall automatically be deemed to have Good Reason (“Deemed Good Reason”) despite the absence of any of the events or circumstances described in the second sentence of Section 4(c)(i) for the thirty day period commencing on the first anniversary of a Change in Control; provided, however, that if the Executive terminates his employment pursuant to the provisions of this subparagraph (ii), the Executive’s entitlement to the benefits provided in Section 5(d) (and the benefits provided in connection with a termination described in such Section) may be conditioned by the Company on the Executive continuing to serve the Company for up to six months following the Notice of Termination for Good Reason (the “Transition Period”). A failure by the Executive to comply with such a request absent an event or circumstance described in the second sentence of Section 4(c)(i) (as such definition is modified by the last sentence of this Section 4(c)(ii)) will result in the termination being treated as a termination described in Section 5(a). In the event that the Company invokes its right to require the Executive to continue to serve the Company during the Transition Period, the Executive’s Annual Base Salary shall not be reduced during such period, nor shall the Executive’s annual bonus opportunity (which bonus, if any, (i) shall be paid out on a pro-rata basis for the applicable period during which the Executive was employed, (ii) shall be paid at the time such bonuses are paid to the Company’s executives generally and (iii) shall be based upon the Company’s (and if applicable the Executive’s) scheduled performance against target applicable to the portion of the performance period during which the Executive was employed - in each case consistent with (and not in duplication of) the provisions of Section 5(e)). Notwithstanding the definition of Good Reason set forth in the second sentence of Section 4(c)(i), the Company may, in its discretion, change the Executive’s authority, position, duties or responsibilities during the Transition Period, without such change constituting Good Reason.

(iii)               A termination of employment by the Executive for Good Reason or Deemed Good Reason shall be effected by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in the case of a termination for Good Reason in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective ten business days following the date when the Notice of Termination for Good Reason is given, unless, if applicable, the event constituting Good Reason is remedied by the Company prior to that date. Actions by the Company which constitute Good Reason shall be disregarded in the calculation of termination benefits described in Section 5.

(iv)               A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company 30 days’ written notice of the termination.

(d)         DATE OF TERMINATION; RESIGNATION.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective. Following termination of the Executive’s employment for any reason, the Executive shall immediately resign from the Board and from all other offices and positions he holds with the Company and its subsidiaries if requested by the Board.

5.               OBLIGATIONS OF THE COMPANY UPON TERMINATION.  The Executive shall only be entitled to payments pursuant to one of the sections 5(a), (b), (c) or (d) at a time.

(a)          TERMINATION BY THE COMPANY (OTHER THAN TERMINATIONS FOR CAUSE, DEATH OR DISABILITY), OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON.  If the Company terminates the Executive’s employment for any reason other than for Cause (other than a termination for Disability or death), or the Executive terminates his employment for Good Reason, then, except for any termination to which Section 5(d) applies, the Company shall pay to the Executive (i) a cash payment equal to two times the sum of (A) the Executive’s Annual Base Salary immediately prior to the Date of Termination and (B) the greatest of (1) the annual bonus earned by the Executive for the last completed fiscal year prior to the fiscal year in which the Date of Termination occurs, (2) the annual bonus the Executive would have earned for the fiscal year in which the Date of Termination occurs absent such termination (which amount shall be based upon the Company’s (and if applicable the Executive’s) actual performance against target (expressed as a percentage of achievement of targeted performance) applicable to the portion of the performance period during which the Executive was employed, with such percentage level of achievement annualized for the full fiscal year) and (3) the annual target bonus the Executive would have been eligible to earn for the fiscal year in which the Date of Termination occurs (the greatest of such amounts being referred to hereafter as the “Applicable Bonus Amount”); and (ii) any unpaid amounts of the Executive’s Annual Base Salary for periods prior to the Date of Termination and earned annual bonuses for completed fiscal years prior to the Date of Termination. The payment described in clause (i) of the preceding sentence shall be made ratably over the two-year period following the Date of Termination, in accordance with the Company’s normal payroll practices and the payments described in clause (ii) of the preceding sentence shall be made within 30 days of the Date of Termination. Upon termination of employment under this subsection (a), the Executive may elect to continue health (including prescription drug), dental and vision coverage from the Company for himself and his eligible dependents in accordance with the continuation of coverage requirements of Internal Revenue Code Section 4980B (“COBRA”), provided that the Company will not require any premium payment for such COBRA coverage greater than the premium for such coverage then being charged for active employees.  If such COBRA coverage ends before December 31, 2014, then upon expiration of COBRA coverage the Company will at the Company’s expense continue to cover the Executive and his eligible dependents under the Company’s health (including prescription drug), dental and vision coverages (or substantially equivalent coverage under an alternative arrangement) through December 31, 2014, provided that the Company may charge a premium for such coverages no greater than the premium for such coverages then being charged for active employees.  However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare.  To the extent any such continued coverage is provided under a self-insured arrangement, the Company provided premium equivalent value of such continued coverage will be treated as imputed taxable income to the Executive, subject to any withholding and reporting requirements imposed by law.  In addition to the health coverage provided above, the Company shall purchase and maintain through December 31, 2014 a single family policy equivalent in all material aspects to the Company’s health coverage, except with deductibles of $2,500 per person per annum and subject to such coverage exclusions as may be applied by the insurer based on its underwriting and other market policy terms to act as a secondary policy to the Company’s health coverage. However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare. In addition, upon termination of employment under this subsection (a), if the Executive elects to convert his Company provided group term life insurance and/or group long-term disability insurance coverage(s) to an individual life and/or long-term disability insurance policy(ies), the Company will reimburse the Executive for the first six months of premiums he pays for such converted policy(ies).  Any such reimbursement will be treated as taxable income to the Executive, subject to any withholding and reporting requirements imposed by law.  For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated within the thirteen month period following a Change in Control and during the Term by the Company without Cause (and shall be governed by Section 5(d)), if the Executive’s employment is terminated by the Company without Cause either (i) during the l20 day period prior to the execution of an agreement, the consummation of which would result in a Change in Control or (ii) following the execution of an agreement, the consummation of which would result in a Change in Control and such termination is effective at the time, or during the pendency, of such Change in Control (in either case whether or not such Change in Control actually occurs).

(b)             DEATH AND DISABILITY.  If the Executive’s employment is terminated by the Company due to Disability or terminated automatically upon the Executive’s death then, (i) the Company shall pay to the Executive (or the Executive’s estate, as applicable) in a lump sum in cash within 30 days after the Date of Termination, any portion of the Executive’s Annual Base Salary earned through the Date of Termination that has not been paid and earned annual bonuses for completed fiscal years prior to the Date of Termination, (ii) all outstanding equity awards shall be treated according to the provisions of the plan and agreements under which such awards were granted:, (iii) and in the case of the Executive’s death Company shall pay to the Executive (or the Executive’s estate, as applicable), ratably over the two-year period following the Date of Termination, in accordance with the Company’s normal payroll practices, the severance benefits described in clause (i) of Section 5(a) above; and (iv) and in the case of Disability the Company shall have in place disability insurance in addition to the Company’s regular short term and long term policies for all executives, additional long term disability policy providing to the Executive under its terms a minimum of $20,000 per month of benefits payable to the Executive (or the Executive’s representative under power of attorney, court order or other legally binding authority) for the period of the Executive’s long term disability as such term is defined in the additional long term disability policy.  Executive agrees to cooperate with Company’s key man life insurance programs including reasonable underwriting. All such key man life insurance policies shall be payable to the Company or its assignee. Upon termination of employment under this subsection (b), the Executive (and/or his eligible dependents, as applicable) may elect to continue health (including prescription drug), dental and vision coverage from the Company in accordance with the continuation of coverage requirements of Internal Revenue Code Section 4980B (“COBRA”), provided that the Company will not require any premium payment for such COBRA coverage greater than the premium for such coverage then being charged for active employees.  If such COBRA coverage ends before December 31, 2014, then upon expiration of COBRA coverage the Company will at the Company’s expense continue to cover the Executive

(and/or his eligible dependents, as applicable) under the Company’s health (including prescription drug), dental and vision coverages (or substantially equivalent coverage under an alternative arrangement) through December 31, 2014, provided that the Company may charge a premium for such coverages no greater than the premium for such coverages then being charged for active employee.  However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare.  To the extent any such continued coverage is provided under a self-insured arrangement, the Company provided premium equivalent value of such continued coverage will be treated as imputed taxable income to the Executive (or income in respect of the decedent, as applicable), subject to any withholding and reporting requirements imposed by law.  In addition, upon termination of employment under this subsection (b) due to Disability, if the Executive elects to convert his Company provided group term life insurance coverage to an individual life insurance policy, the Company will reimburse the Executive for the first six months of premiums he pays for such converted policy.  Any such reimbursement will be treated as taxable income to the Executive, subject to any withholding and reporting requirements imposed by law. In addition to the health coverage provided above, the Company shall purchase and maintain through December 31, 2014 a single family policy equivalent in all material aspects to the Company’s health coverage, except with deductibles of $2,500 per person per annum and subject to such coverage exclusions as may be applied by the insurer based on its underwriting and other market policy terms to act as a secondary policy to the Company’s health coverage. However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare.

(c)               BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON.  If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason then, (i) the Company shall pay to the Executive in a lump sum in cash within thirty days after the Date of Termination, any portion of the Executive’s Annual Base Salary earned through the Date of Termination that has not been paid and earned annual bonuses for completed fiscal years prior to the Date of Termination and (ii) all outstanding equity awards shall be treated according to the provisions of the plan and agreements under which such awards were granted.  Upon termination of employment under this subsection(c), the Executive may elect to continue health (including prescription drug), dental and vision coverage from the Company in accordance with the continuation of coverage requirements of Internal Revenue Code Section 4980B (“COBRA”), provided that the Company will not require any premium payment for such COBRA coverage greater than the premium for such coverage then being charged for active employees.  If such COBRA coverage ends before December 31, 2014, then upon expiration of COBRA coverage the Company will at the Company’s expense continue to cover the Executive (and/or his eligible dependents, as applicable) under the Company’s health (including prescription drug), dental and vision coverages (or substantially equivalent coverage under an alternative arrangement) through December 31, 2014, provided that the Company may charge a premium for such coverages no greater than the premium for such coverages then being charged for active employee.  However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare.  To the extent any such continued coverage is provided under a self-insured arrangement, the Company provided premium equivalent value of such continued coverage will be treated as imputed taxable income to the Executive (or income in respect of the decedent, as applicable), subject to any withholding and reporting requirements imposed by law.  In addition to the health coverage provided above, the Company shall purchase and maintain through December 31, 2014 a single family policy equivalent in all material aspects to the Company’s health coverage, except with deductibles of $2,500 per person per annum and subject to such coverage exclusions as may be applied by the insurer based on its underwriting and other market policy terms to act as a secondary policy to the Company’s health coverage. However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare.

(d)              CHANGE IN CONTROL TERMINATION.

(i)                       If, within the 13-month period immediately following the occurrence of a Change in Control, the Executive’s employment by the Company is terminated by the Company other than for Cause or by the Executive for Good Reason (subject, if applicable, to the proviso set forth in the first sentence of Section 4(c)(ii)), then the Company shall pay to the Executive (i) a cash payment equal to three times the sum of (A) the Executive’s Annual Base Salary immediately prior to the Date of Termination and (B) the Applicable Bonus Amount; and (ii) any unpaid amounts of the Executive’s Annual Base Salary for periods prior to the Date of Termination and earned annual bonuses for completed fiscal years prior to the Date of Termination. The cash payments described in clause (i) and (ii) of the preceding sentence shall be made in a lump sum within 30 days following the Date of Termination. Notwithstanding the foregoing, if the amounts of such payments cannot be finally determined on or before a date when a payment is due, the Company shall pay to the Executive on such day an estimate, as reasonably determined by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments, if any, as soon as the amount thereof can be determined.  Upon termination of employment under this subsection (d), the Executive (and/or his eligible dependents, as applicable) may elect to continue health (including prescription drug), dental and vision coverage from the Company for himself and his eligible dependents in accordance with the continuation of coverage requirements of Internal Revenue Code Section 4980B (“COBRA”), provided that the Company will not require any premium payment for such COBRA coverage greater than the premium for such coverage then being charged for active employees.  If such COBRA coverage ends before December 31, 2014, then upon expiration of COBRA coverage the Company will at the Company’s expense continue to cover the Executive and his eligible dependents under the Company’s health (including prescription drug), dental and vision coverages (or substantially equivalent coverage under an alternative arrangement) through December 31, 2014, provided that the Company may charge a premium for such coverages no greater than the premium for such coverages then being charged for active employees.  However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare.  To the extent any such continued coverage is provided under a self-insured arrangement, the Company provided premium equivalent value of such continued coverage will be treated as imputed taxable income to the Executive (or income in respect of the decedent, as applicable), subject to any withholding and reporting requirements imposed by law.  In addition to the health coverage provided above, the Company shall purchase and maintain through December 31, 2014 a single family policy equivalent in all material aspects to the Company’s health coverage, except with deductibles of $2,500 per person per annum and subject to such coverage exclusions as may be applied by the insurer based on its underwriting and other market policy terms to act as a secondary policy to the Company’s health coverage. However, coverage provided by the Company under the preceding sentence for the Executive or any of his eligible dependents will end before December 31, 2014, for any such person who becomes eligible for coverage under another employer provided health insurance plan or Medicare.  In addition, upon termination of employment under this subsection (d), if the Executive elects to convert his Company provided group term life insurance and/or group long-term disability insurance coverage(s) to an individual life and/or long-term disability insurance policy(ies), the Company will reimburse the Executive for the first six months of premiums he pays for such converted policy(ies).  Any such reimbursement will be treated as taxable income to the Executive, subject to any withholding and reporting requirements imposed by law.

(ii)           For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the first date after the Effective Date on which (1) any Person (as defined below) shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, beneficial ownership of securities of the Company constituting fifty percent (50%) or more of the combined voting power of the securities of the Company, (2) any Person shall acquire all or substantially all of the assets of the Company pursuant to a sale, dissolution or liquidation or (3) any Person shall acquire the ability to appoint or elect a majority of the members of the Board. For purposes of the preceding sentence, “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, as such term is modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Holdings, Thomas H. Lee Partners or Thomas H. Lee Equity Fund IV, L.P., Evercore Capital Partners L.P. and each of their respective affiliates (the “Designated Investors”), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the Designated Investors, such that the aggregate ownership of securities or assets of the Company or the ability to appoint or elect directors of the Company that is attributable to such Designated Investors would not decrease to a level that would result in a Change in Control, if such ownership or ability was deemed to be held directly in the Company. The completion of an initial public offering in which no Person acquires beneficial ownership of fifty percent (50%) or more of the combined voting power of the securities of such Person shall not constitute a Change in Control, nor shall the acquisition of beneficial ownership of securities of the Company by a Person which has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, if such acquisition does not result in the Designated Investors owning thirty percent (30%) or less of the combined voting power of the securities of the Company. Notwithstanding the foregoing, other than for purposes of the existence of Deemed Good Reason (as defined in Section 4(c)(i)), a Change in Control shall be deemed to have occurred on the date when the Designated Investors together with the senior management of the Company (as determined by the Designated Investors) cease to beneficially own at least thirty percent (30%) or more of the combined voting power of the securities of the Company (a “Limited Change in Control”).

(iii)          For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated within the thirteen month period following a Change in Control and during the Term by the Company without Cause (and shall be governed by this Section 5(d)), if the Executive’s employment is terminated by the Company without Cause either (i) during the l20 day period prior to the execution of an agreement, the consummation of which would result in a Change in Control or (ii) following the execution of an agreement, the consummation of which would result in a Change in Control and such termination is effective at the time, or during the pendency, of such Change in Control (in either case whether or not such Change in Control actually occurs).

(e)              PRO-RATA BONUS PAYMENTS.  Except as set forth in the following sentence, for purposes of this Section 5, bonus amounts shall only be considered to be earned if the Executive was employed by the Company through the last day of the performance period to which the bonus relates. In case of a termination described in Section 5(a), 5(b) or 5(d), in addition to the payments provided in such Section, the Executive shall be considered to have earned an annual bonus (the “Pro-rata Bonus”) equal to the bonus (if any) the Executive would have received (as determined consistent with the provisions set forth below) had the Executive remained employed by the Company through the last day of the fiscal year during which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which the Executive was employed by the Company and the denominator of which is 365. The Pro-rata Bonus for purposes of a termination described in Section 5(d), shall be determined, as near as practicable, based on actual performance achieved for the fiscal year through the Date of Termination, expressed as a percentage of targeted performance for that period. For purposes of a termination described in Section 5(a) or 5(b), such Pro-rata Bonus payment shall be based on the actual results for the completed fiscal year during which the Date of Termination occurs. In the event of a termination described in Section 5(a), 5(b) or 5(d), the payment of any amount of Pro-rata Bonus which becomes due in accordance with this Section 5(e) shall be made at the time the Company normally pays such bonuses to its senior executives, irrespective of whether any such bonuses are paid to other senior executives for such fiscal year, and will be subject to the terms and conditions of the applicable annual cash incentive compensation plan but without giving effect to any requirement therein that the Executive remain employed with the Company through the payment date or the last day of the applicable fiscal year in order to receive payment thereunder. Exhibit A hereto sets forth examples of the calculation of the Pro-rata Bonus.

(f)               OUTPLACEMENT SERVICES.  If the Executive’s employment is terminated under the circumstances described in Section 5(a) or 5(d), the Company shall pay the cost of providing the Executive with outplacement services, up to a maximum of five percent (5%) of the sum of the Base Salary and the Applicable Bonus Amount, provided that such services are (a) utilized by the Executive within six months following the Date of Termination and (b) provided by a recognized outplacement provider. Such payment shall be made by the Company directly to the service provider promptly following the provision of such services and the presentation to the Company of documentation of the provision of such services. Such services shall include office facilities and telephone answering services during such six month period.

(g)              ACCRUED BENEFITS.  Upon the Executive’s termination of employment for any reason, in addition to any other amounts and benefits provided for in Section 5, the Executive (and his beneficiaries and dependents, as applicable) shall be entitled to receive all vested benefits under the Company’s benefit plans policies and programs in which the Executive participated, in accordance with the terms of such plans (except to the extent that such benefits are duplicative of benefits provided for in Section 5).

(h)            RELEASE.  The Executive shall not be entitled to any payment or benefit provided under Sections 5(a), 5(d), 5(e), and 5(f), other than COBRA continuation coverage at the Executive’s expense, unless (1) the Executive executes and delivers to the Company a release, in form and substance acceptable to the Company, by which the Executive releases the Company from all claims arising from the Executive’s employment by the Company, in consideration for such payment or benefit, and (2) the Executive shall not be in breach of any of the provisions of Section 6 of this Agreement at any time during the effectiveness thereof.  In no event will such payment or benefit be provided prior to such release becoming effective upon expiration of the applicable withdrawal period.

(i)              409A SAFE HARBOR.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Company commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, earlier than the earliest permissible date under Section 409A of the Code that such amount could be paid without additional taxes or interest being imposed upon the Executive under Section 409A of the Code.  If any payments are delayed pursuant to the immediately preceding sentence, the Company shall accrue such payments and pay them without interest, in a lump sum cash payment, to the Executive on the first business day upon which the payment may be made in compliance with Section 409A of the Code.  The Company and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that the continuation of welfare benefits under this Agreement complies with Section 409A.

(j)              TAX GROSS UP.  If any taxable income is imputed to the Executive under this Section 5 due to Company provided health (including prescription drug), dental or vision coverage, or if the Company makes a taxable reimbursement to the Executive for any life or disability insurance premiums, the Company will also make an additional “tax gross up” payment to the Executive equal to (1) multiplied by (2), with the result then divided by (3), where: (1) is the total of such imputed taxable income and taxable reimbursements; (2) is the aggregate federal, state, local and Medicare tax rate applicable to the Executive, and (3) is one minus such aggregate tax rate.  The tax gross up calculation will be performed on a calendar year basis, the payment will be made within 90 days after the end of each calendar year, and the state and local tax rates will be based on Executive’s legal residence as of the last day of the calendar year in question.  In the case of imputed income in respect of a decedent under subsection (b), the aggregate tax rate will be adjusted accordingly to reflect the tax rate applicable to such income.

6.                  CONFIDENTIALITY; COMPETITION; SOLICITATION; INTELLECTUAL PROPERTY; RETURN OF PROPERTY.

(a)               The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its predecessors or affiliated companies and their respective businesses that the Executive obtains or has obtained during the Executive’s employment by the Company or any of its predecessors or affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of his obligations to the Company, including those set forth herein) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process (of which the Executive has delivered to the Company prompt prior notice).

(b)              During the Executive’s employment with the Company and for a period of two years after the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with any line of business actively being conducted or to the Executive’s knowledge, contemplated on the Date of Termination by the Company or any of its subsidiaries or affiliates. Nothing herein will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any business.

(c)              Except as set forth below, during the Executive’s employment with the Company and for a period of two years after the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Board, directly or indirectly, hire any person who was employed by the Company or any of its subsidiaries or affiliates within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.  However, this Section 6(c) shall not apply to any person employed by the Company or any of its subsidiaries or affiliates who previously was employed by any company in which the Executive was employed.

(d)              The Executive agrees that the restrictions set forth in this Section 6 are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of the restrictions and shall not be required to post bond or prove actual damages. If the scope or content of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then the restriction shall be enforced to the maximum extent permitted by law, and the parties hereby consent that the scope or restriction shall be judicially modified accordingly in any proceeding brought with respect to the enforcement of the restriction.

(e)              The Executive agrees that any and all intellectual property developed within the scope of employment or relating to the Company’s business, existing or which in the future may exist, including all patents, copyrights, trademarks or trade names, all ideas, concepts, themes, inventions, designs, improvements and discoveries conceived or developed, whether by the Executive or others, shall remain the sole and exclusive property of the Company.

(f)               Immediately upon any termination of employment with the Company, the Executive shall promptly deliver to the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, mailing lists, calendars, card files, rolodexes and all other records or materials relating to the Company’s business which are or have been in the possession or control of the Executive. The Executive shall not maintain any copy or other reproduction whatsoever of any of the items described in this Section 6(f) after the termination of such employment.

7.               INDEMNIFICATION.  Except to the extent inconsistent with the Company’s certificate of incorporation or bylaws, the Company will indemnify the Executive and hold him harmless to the fullest extent permitted by law with respect to his service as an officer and director of the Company and its subsidiaries, which indemnification shall be provided following termination of employment for so long as the Executive may have liability with respect to his service as an officer and director of the Company and its subsidiaries. The Executive will be covered by a directors’ and officers’ insurance policy with respect to his acts as an officer and director to the same extent as all other Company officers and directors under such policies.

8.                  DISPUTE RESOLUTION; ATTORNEYS’ FEES.  Other than with respect to the Company’s right to obtain injunctive relief under Section 6 (which shall not be subject to the provisions of this Section 8), all disputes arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Baltimore Maryland, as the sole and exclusive remedy of either party. The arbitration shall be heard by one arbitrator mutually agreed upon by the parties, who must be a former judge. In the event that the parties cannot agree upon the selection of the arbitrator within 10 days, each party shall select one arbitrator and those arbitrators shall select a third arbitrator who will serve as the sole arbitrator. The arbitrator shall have the authority to order expedited discovery, hearing and decision, including the ability to set outside time limits for such discovery, hearing and decision. The parties shall direct the arbitrator to render a decision not later than 90 days following the arbitration hearing. Judgment on any arbitration award may be entered in any court of competent jurisdiction. The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with any such arbitration or other legal proceeding which occurs on or following a Change in Control.

9.                  SUCCESSORS.

(a)                   This Agreement is personal to the Executive and without the prior written consent of the Company the Executive’s rights under the Agreement shall not be assignable (except by will or the laws of descent and distribution). This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)             This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)             The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean both the Company as defined above and any such successor.

10.           MISCELLANEOUS.

(a)              This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)              All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight courier or by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Michael DuBose

If to the Company:

Vertis, Inc.

250 W. Pratt Street, 18th Floor, Baltimore, Maryland 21201
Attention: Chief Legal Officer

with a copy to:

Thomas H. Lee Partners

75 State Street

Suite 2600

Boston, Massachusetts 02109

Attention:   Anthony J. DiNovi

Scott M. Sperling

Soren Oberg

Fax: (617) 227-3514

or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b).

(c)              Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(d)              The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(e)              Except as set forth in this Section 10(e), as of the Effective Date, this Agreement shall constitute the entire understanding of the parties with respect to subject matter herein and supersede any other agreement or other understanding, whether oral or written, express or implied, between them to the extent that such agreements or understandings contain provisions addressed herein.

(f)               This Agreement shall terminate upon the termination of the Executive’s employment, except that terms of this Agreement which must survive the termination of this Agreement in order to be effectuated (including, without limitation, the provisions of Sections 5, 6, 7 and 8) shall survive. Upon the termination of the Executive’s employment, Executive consents to the notification by the Company to the Executive’s new employer of Executive’s obligations under this Agreement.

(g)              The Executive is not required to seek other employment or to attempt in any way to mitigate or reduce any amounts payable to the Executive by the Company pursuant to Section 5 hereof. Except with respect to alternative medical, dental, prescription and vision care insurance obtained from a subsequent employer, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

(h)              This Agreement may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement under seal, as of the day and year first above written.

VERTIS, INC.

By:
Name:
Title:

VERTIS HOLDINGS, INC.

By:
Name:
Title:

By:
Michael DuBose

EXHIBIT A

Solely for purposes of illustration and clarification of the provisions of Section 5(e), and not in limitation thereof, the following examples are provided. The bonus formula under the annual cash incentive compensation plan in effect for the fiscal year in the examples below is 75% of Base Salary payable upon 100% achievement of targeted performance for the fiscal year; the Company’s bonus plan for the year sets forth that reduced amounts are payable for achievement between 90% and 99% of targeted performance (for each 1% above 90%, the Executive would earn 10% of targeted bonus, until 100% achievement yields 100% payout of targeted bonus) but no bonus is payable for achievement at or below 90%.

Example 1: Assume that (A) actual performance against interim quarterly targeted performance through June 30th is 100%; (B) actual performance against targeted performance through December 31st is 85%; (C) Executive’s employment is terminated under circumstances described in Section 5(d) on July 1st; and (D) Executive’s Base Salary on the Date of Termination is $100,000. The Pro-rata Bonus payable to Executive is $37,500 determined as follows:

Pro-rata Bonus = (182 days employed through Date of Termination / 365) x 100% achievement x (75% x $100,000 Base Salary)

Example 2: Assume the same facts as Example 1, except that Executive’s employment is terminated under circumstances described in Section 5(a) or 5(b). The Pro-rata Bonus payable to Executive is zero because actual performance for the completed fiscal year in which the Date of Termination occurs is below the 91% minimum threshold required for a payout under the plan.

Example 3: Assume the same facts as Example 2, except that the actual performance against targeted performance through December 31st is 95%. The Pro-rata Bonus payable to Executive is $18,750 determined as follows:

Pro-rata Bonus = (182 days employed through Date of Termination / 365) x 50% x (75% x $100,000 Base Salary)